Exhibit 99.1
Alamo Group Inc. Files Shelf Registration Statement
SEGUIN, TEXAS, July 27, 2006 — ALAMO GROUP INC. (NYSE: ALG) announced today that it has filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC).
The shelf registration statement, when declared effective by the SEC, would give the Company the ability to offer and sell up to 2,300,000 shares of its common stock. After the shelf registration becomes effective, the common stock may be offered and sold from time to time and through one or more methods of distribution, subject to market conditions and the Company’s capital needs. The terms of any offering would be established at the time of the offering.
Currently, the Company does not have any commitments to sell shares under the registration statement. However, the registration statement has been filed in order to provide the Company with the flexibility, as it deems appropriate, to raise additional capital in the future.
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
A copy of the prospectus included in the registration statement may be obtained on the SEC’s website at www.sec.gov. In addition, the Company would file a prospectus supplement with the SEC in connection with any offering under the shelf registration statement. The information on the Company’s web site is not a part of the registration statement, the prospectus or any prospectus supplement which may be issued under the registration statement.
About ALAMO GROUP
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include tractor-mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, pothole patchers, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,250 employees and operates thirteen plants in North America, Europe and Australia. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.